Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase (as defined below), dated September 14, 2020, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares other than (i) Nestlé (as defined below) and its affiliates, and (ii) holders of Shares in any jurisdiction where the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. If Purchaser (as defined below) becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot do so, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Aimmune Therapeutics, Inc.

at

$34.50 Net Per Share In Cash,

Pursuant to the Offer to Purchase, dated September 14, 2020

by

SPN MergerSub, Inc.

a wholly-owned subsidiary of

Société des Produits Nestlé S.A.

SPN MergerSub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Nestlé”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aimmune Therapeutics, Inc., a Delaware corporation (“Aimmune”), owned by the stockholders of Aimmune other than Nestlé and its affiliates (the “Unaffiliated Stockholders”), at a price of $34.50 per Share (the “Offer Price”), net to the seller thereof in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 14, 2020 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made for all outstanding Shares and not for options to purchase Shares or other equity awards. Tendering stockholders who have Shares registered in their names and who tender directly to Equiniti Trust Company (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult with such institution as to whether it charges any brokerage fees or commissions in relation to participation in the Offer.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 9, 2020, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

The purpose of the Offer is for Nestlé to acquire control of, and the entire equity interest in, Aimmune. Following the consummation of the Offer, Purchaser intends to effect the Merger (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 29, 2020, by and among Nestlé, Purchaser and Aimmune (the “Merger Agreement”), under which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Aimmune in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote of Aimmune’s stockholders, with Aimmune continuing as the surviving corporation and a wholly-owned subsidiary of Nestlé (the “Merger”). At the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Nestlé or Purchaser or Shares held in the treasury of Aimmune or owned by any wholly owned subsidiary of Aimmune and Share as to which the holder thereof has properly exercised appraisal rights under Delaware law) will, without any further action on the part of the holder of such Shares, be converted into the right to receive a price per share equal to the Offer Price, without any interest and subject to the withholding of taxes in accordance with the Merger Agreement, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. As a result of the Merger, Aimmune will cease to be a publicly traded company and will become wholly-owned by Nestlé. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon (i) there being enough Shares validly tendered and not validly withdrawn which, when added, without duplication, to the Shares owned by Nestlé and its wholly owned subsidiaries, would represent at least a majority of the Fully Diluted Shares (as defined in the Offer to Purchase) as of the expiration of the Offer; (ii) the waiting period (or any extension thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, will have either expired or terminated; (iii) there being no temporary restraining order, preliminary or permanent injunction or judgment issued by any court of competent jurisdiction or law in the United States or Germany in effect restraining, enjoining, making illegal, or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer as of the expiration of the Offer; (iv) the approvals required under any competition, merger control, antitrust, foreign investment or similar law in Germany being obtained at or prior to the expiration of the Offer; (v) the accuracy of the representations and warranties of Aimmune contained in the Merger Agreement, subject to certain materiality and other qualifications; (vi) Aimmune’s performance or compliance in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the expiration of the Offer; (vii) the absence of a Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “Special Factors—Section 6. Summary of the Merger Agreement—Representations and Warranties” of the Offer to Purchase) since the date of the Merger Agreement; and (viii) other customary conditions as described in “The Tender Offer—Section 11. Conditions of the Offer” of the Offer to Purchase. Neither the consummation of the Offer nor the Merger is subject to any financing condition. As of the date of the Offer to Purchase, Nestlé and its affiliates owned 12,813,247 Shares (including 10,192 Shares and options to purchase 75,942 Shares held by a representative of Nestlé on Aimmune’s board of directors, all of which are beneficially owned by an affiliate of Nestlé) and excluding, for the avoidance of doubt, any Shares underlying the 525,634 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, owned by Nestlé (none of which will be converted prior to the consummation of the Offer).

The board of directors of Aimmune (by unanimous vote of its disinterested members) has (i) declared that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, Aimmune and the Unaffiliated Stockholders, (b) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval having been made in accordance with the DGCL, including for purposes of Section 251(h) thereof), (c) recommended that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (d) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Acceptance Time (as defined in the Offer to Purchase).

Subject to the provisions of the Merger Agreement, Purchaser and Nestlé expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. Purchaser and Nestlé have agreed in the Merger Agreement that they will not, without the prior written consent of Aimmune, waive or modify certain conditions as described in “The Tender Offer—Section 1. Terms of the Offer” of the Offer to Purchase. Subject to the provisions of the Merger Agreement, Purchaser reserves the right to, and under certain circumstances Aimmune may require Purchaser to, extend the Offer, as described in “The Tender Offer—Section 1. Terms of the Offer” of the Offer to Purchase.

Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment, or termination of the Offer will be followed promptly by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Offer is completed, in accordance with the terms of the Merger Agreement, Nestlé will cause Purchaser to be merged with and into Aimmune in accordance with Section 251(h) of the DGCL without a vote of Aimmune’s stockholders, with Aimmune continuing as the surviving corporation and a wholly-owned subsidiary of Nestlé. There will not be a “subsequent offering period” (within the meaning of Rule 14d-11 of the Exchange Act) for the Offer.

In order to validly tender Shares in the Offer, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares through The Depository Trust Company (“DTC”), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase prior to the Expiration Date and either (i) certificates representing Shares tendered must be delivered to the Depositary, (ii) the Letter of Transmittal must indicate the tender of Direct Registration Book-Entry Shares (as defined in the Offer to Purchase) or (iii) tendered Shares must be properly delivered pursuant to the procedures for book-entry transfer described in the Offer to Purchase and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of  (a) certificate or certificates representing such Shares, an indication in the Letter of Transmittal of the tender of Direct Registration Book-Entry Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See “The Tender Offer—Section 3. Procedures for Tendering Shares” in the Offer to Purchase. Accordingly, tendering stockholders may be paid at different times depending on when these items with respect to Shares are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Upon deposit of such funds with the Depositary, Purchaser’s obligation to make such payments will be satisfied in full, and tendering stockholders must thereafter look only to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

A stockholder may withdraw Shares tendered pursuant to the Offer (i) at any time prior to the Expiration Date, as described in “The Tender Offer—Section 4. Withdrawal Rights” of the Offer to Purchase and (ii) at any time after November 12, 2020 (which is the 60th day from the date of the commencement of the Offer) unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution (as defined in the Offer to Purchase). If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in “The Tender Offer—Section 3. Procedures for Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

*****

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Aimmune has provided Purchaser with Aimmune’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. The Offer to Purchase and related Letter of Transmittal and other related documents will be mailed to record holders of Shares whose names appear on Aimmune’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash in respect of a tender of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will each be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Holders of Shares are urged to consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of the principal U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase.

The Offer to Purchase and the related Letter of Transmittal and Aimmune’s Solicitation/Recommendation Statement on Schedule 14D-9 and Transaction Statement on Schedule 13E-3 filed with the United States Securities and Exchange Commission in connection with the Offer contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and other related documents may be directed to the Information Agent or to brokers, dealers, commercial banks, trust companies or other nominees. Such copies will be furnished promptly at Purchaser’s expense. Neither Nestlé nor Purchaser will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or as otherwise described in “The Tender Offer—Section 14. Fees and Expenses” of the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Tender Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

September 14, 2020